Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

MorningStar Partners, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)

Fees to Be Paid	Equity	Common units representing limited partner interests	Rule 457(o)	(1)(2)	(3)	$120,750,000	$.00011020	$13,306.65

	Total Offering Amounts							$13,306.65

	Total Fees Previously Paid							$11,020

	Total Fee Offsets							—

	Net Fee Due							$2,286.65

(1)

Represents the maximum number of common units (the “common units”) of the registrant that may be issued in the offering, including the common units that may be issued pursuant to exercise of the underwriters’ over-allotment option.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional common units issuable by reason of any common unit dividend, common unit split, recapitalization or other similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum offering price.

(4)

The registrant previously paid $11,020.00 in connection with the initial filing of this registration statement for a proposed maximum aggregate offering price of $100,000,000.00 at a registration fee rate of $110.20 per million.